EMERSON NAMES DR. CANDACE KENDLE TO
BOARD OF DIRECTORS

ST. LOUIS, February 4, 2014 - Candace Kendle, retired chairman and chief executive officer of Kendle International Inc., has been elected to Emerson’s (NYSE:EMR) board of directors, Chairman and CEO David N. Farr announced today.
Dr. Kendle co-founded Kendle International Inc., a global clinical research organization that provides a wide range of services to the global biopharmaceutical industry. She served as its chairman and CEO from 1981 to 2011, growing Kendle International into a $450-million public company and a leader in its industry, prior to its acquisition by INC Research in 2011. Before founding Kendle International, she held faculty positions with a number of leading universities, including the University of Cincinnati College of Pharmacy, the University of Pennsylvania School of Medicine, and the University of North Carolina School of Medicine and School of Pharmacy.
“We are pleased that Dr. Kendle will be joining the board and we look forward to her contributions and the benefits to Emerson that her keen insights and strong global business experience will bring us,” said Farr.
Throughout her career, Kendle has been active with civic, educational, and professional organizations. In 2008, she founded ReadAloud.org, a non-profit organization aimed at improving childhood literacy by making reading aloud for fifteen minutes per day the standard in childcare.
Dr. Kendle is a director of United Parcel Service (UPS), serving on the company’s Audit Committee and as a healthcare expert to the board. Dr. Kendle also previously served on the board of directors of H. J. Heinz Company, and was a member of its Audit Committee and Corporate Governance Committee. Additionally, she has served on the boards of such organizations as the University of Cincinnati Foundation, the Harvard Business School Alumni Association, and the National Underground Railroad Freedom Center of the Smithsonian Institution.
Dr. Kendle holds a doctorate in pharmacy from the University of Cincinnati, and completed her post-doctoral training at the Cincinnati Children’s Hospital Medical Center and the University of North Carolina School of Public Health.
She will serve on the Emerson Board’s Corporate Governance and Nominating Committee and Finance Committee.

About Emerson
Emerson (NYSE: EMR), based in St. Louis, Missouri (USA), is a global leader in bringing technology and engineering together to provide innovative solutions for customers in industrial, commercial, and consumer markets around the world.  The company comprises five business segments:  Process Management, Industrial Automation, Network Power, Climate Technologies, and Commercial & Residential Solutions.  Sales in fiscal 2013 were $24.7 billion.  For more information, visit www.Emerson.com.

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